AMENDED AND RESTATED
                         CONTRIBUTION AGREEMENT
     THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (the "Agreement") is dated as of the 12th day of January, 1998, and is entered into as of the 20th day of March, 1998, among RUBY TUESDAY, INC., a Georgia corporation ("Parent"), RT COLORADO, INC., a Colorado corporation and wholly owned subsidiary of Parent ("Subsidiary") and RT DENVER FRANCHISE, L.P., a Delaware limited partnership of which Subsidiary is the general partner ("Partnership").

1.  Introduction

     Parent is currently engaged in the business of operating restaurants under the trade name, trademark and service mark "Ruby Tuesday" at each of the locations listed on Exhibit A attached hereto (hereinafter, the business of operating each such restaurant at each such location being referred to individually, as the "Business" and collectively as the "Businesses"). Parent wishes to contribute to Partnership certain assets of Parent used exclusively in operating the Businesses, upon the terms and conditions set out in this Agreement. As of the date of this Agreement, Partnership executed a development agreement in the form of Exhibit E attached hereto (the "Development Agreement"), as well as an operating agreement, regarding the first new restaurant to be developed pursuant to the Development Agreement, in the form of Exhibit F attached hereto (the "Standard Operating Agreement"), and a support services agreement in the form attached as Exhibit G hereto (the "Support Services Agreement"), all collectively referred to herein as the "Franchise Documents". Therefore, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

2.  Contribution and Receipt of Assets; Assumption of Liabilities

     The consummation of the transactions provided for herein (the "Closing") shall take place at the offices of Parent at such time and place as the parties may hereto agree in writing (the "Closing Date"), provided, however, the Closing shall take place on the date that is the later to occur of (i) the date that the temporary liquor licenses for the Businesses have been issued to Partnership by the appropriate local authority(ies) or (ii) the date that Partnership has received a firm commitment for financing for the contribution of capital to Parent on terms reasonably acceptable to Partnership. On the Closing Date:
     (a) Contribution and Receipt of Assets. Subject to the terms and conditions of this Agreement, Parent shall contribute to Partnership all of Parent's right, title and interest in and to the following assets of Parent used exclusively in the operation of the Businesses (the "Assets"), which Assets shall be contributed AS-IS, WHERE-IS:
          (i) all stock in trade and merchandise in Parent's inventory used by Parent exclusively in the conduct of the Businesses as of the Closing Date (the "Inventory");
          (ii) all furniture, fixtures, furnishings, equipment and leasehold improvements used by Parent exclusively in the conduct of the Businesses as of the Closing Date (the "Personal Property");
          (iii) all rights of Parent to the software used exclusively in the conduct of the Businesses as of the Closing Date and located at the premises where the Businesses are conducted, including, without limitation, all rights of Parent to use such software and the documentation related thereto (the "Software");
          (iv) all rights of Parent pursuant to all contracts, leases (except for any interest of Parent in any lease with any third party regarding the premises at which the Businesses are conducted, other than the interest(s), if any, to be subleased to Partnership pursuant to the Sublease(s) defined below), warranties, commitments, agreements, purchase and sale orders and other executory commitments of Parent related solely to the Businesses as of the Closing Date (the "Contracts");
          (v) all rights of Parent in and to the underlying land, if any, described on Schedule III attached hereto, together with the structure(s) building(s) and other improvements owned by Parent and located on such land;
          (vi) all rights of Parent (to the extent assignable) pursuant to any governmental permits and licenses used exclusively in the operation of the Businesses (the "Permits");
          (vii) Parent's telephone numbers for the Businesses (the "Telephone Numbers");
          (viii) Parent's customary amount of petty cash on hand at the Businesses as of the Closing Date (the "Petty Cash").
          Notwithstanding the foregoing, the Assets do not include the following assets of Parent:
               (i)  Parent's accounts or notes receivable;
               (ii) Parent's cash on hand at or with respect to the Businesses (other than the Petty Cash);
               (iii) Parent's trade name, trademarks, service marks, copyrights and all other intellectual property or intangible property of Parent; and
               (iv) to the extent that the Businesses are conducted on premises leased by Parent from a third party (or third parties), all rights of Parent in any leasehold or other interest in the premises at which the Businesses are conducted (except for any interest(s) to be subleased to Partnership pursuant to the Sublease(s), defined below).
     (b) Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Parent shall assign, and Partnership shall assume and agree to satisfy, pay, discharge, perform and fulfill, as applicable, as they become due, without charge or cost to Parent except as provided for in this Agreement, and agrees to hold Parent harmless with respect to, the following liabilities and obligations of Parent (the "Assumed Liabilities"):
          (i) all liabilities and obligations of Parent related to owning the Assets and operating the Businesses on and after the Closing Date except for the Excluded Liabilities described below; and
          (ii) all liabilities and obligations of Parent under the Contracts, the Permits and the Telephone Numbers that arise or are attributable to events or conditions occurring on or after the Closing Date.
          Notwithstanding the foregoing, the Assumed Liabilities shall not include the following liabilities or obligations of Parent (the "Excluded Liabilities"):
               (i) except to the extent otherwise provided in this Agreement, any liabilities or obligations, whether or not known, of Parent to be performed prior to the Closing Date or arising out of or relating to Parent's ownership of the Assets or operation of the Businesses prior to the Closing Date; and
               (ii) Parent's accounts payable, notes payable and other obligations for or related to Parent's indebtedness to banks or financial institutions.

3.  Loan to Partnership.

     At the Closing, Parent shall lend to Partnership, in consideration of Partnership's promissory note, a sum in the amount of $4,709,000. Partnership shall deliver to Parent Partnership's promissory note, dated the Closing Date, in favor of Parent in such amount (the "Note") in the form attached hereto as Exhibit B. As security for the payment of the Note, Partnership shall deliver to Parent a second lien mortgage/deed of trust, dated as of the Closing Date, with respect to any owned real property described on Schedule III (collectively, the "Second Mortgages") and such other documents as may be reasonably required by Parent to perfect a security interest for the benefit of Parent in and to such real property.

4.  Delivery of Documents and Related Transactions.

     (a) At the Closing, the following documents (the "Closing Documents") shall be delivered as follows:
          (i) Parent shall deliver to Partnership the following executed documents (the "Parent's Documents"):
               (A) a bill of sale, assignment and assumption agreement for the Assets substantially in the form of Exhibit C attached hereto (the "Bill of Sale"), evidencing the contribution to Partnership of all of Parent's right, title and interest in and to said Assets, free and clear of all encumbrances except as set forth on Schedule I, pursuant to which Partnership will accept such Assets and assume the Assumed Liabilities;
               (B) to the extent that the Businesses are conducted on premises leased by Parent from a third party (or third parties), the following:
                    (1) a sublease or subleases between Parent, as sublessor, and Partnership, as sublessee, of such premises, in the form of Exhibit D attached hereto (the "Sublease(s)"); and
                    (2) the written consent of each landlord to the Sublease(s), if required;
               (C) to the extent that the Businesses are conducted on premises owned by Parent, a deed conveying Parent's interest in and to the underlying land, together with structure(s), building(s) and other improvements at the premises described on Schedule III attached hereto (the "Deed");
               (D)  the Franchise Documents; and
               (E) other related documents that Partnership may have reasonably requested on or prior to the Closing Date.
          (ii) Partnership shall deliver to Parent the following executed documents (the "Partnership's Documents"):
               (A)  the Note;
               (B)  the Bill of Sale;
               (C) to the extent that the Businesses are conducted on premises leased by Parent from a third party (or third parties), the Sublease(s);
               (D) the Second Mortgages and other security documents referred to in Section 3 of this Agreement;
               (E)  the Franchise Documents; and
               (F) other related documents that Parent may have reasonably requested on or prior to the Closing Date.
     (b) Further Assurances and Cooperation Post-Closing. Parent and Partnership, from time to time after the Closing (but without obligation separate from the obligations expressly provided by this Agreement), hereby agree to execute, acknowledge and deliver to each other such instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances, as either party may reasonably request with respect to the assignment, transfer and delivery of the Assets and the assumption of the Assumed Liabilities and the perfection of Parent's security interest in the Assets pursuant to Section 3(a)(ii), in order to consummate in full the transactions provided for herein.
     (c) Other Adjustments. At the Closing, or as soon as practicable after the Closing, the parties shall make an appropriate adjustment, on a dollar-for-dollar basis, to reflect the proration of all items of expense or income directly relating to the Assets and the operation of the Businesses as of the Closing Date, and the net adjustments for all such items shall be paid in immediately available funds on or before the date that occurs sixty (60) days after the Closing Date (the "Adjustment Payment Date"). Prorated items shall include the following: rent, real and personal property taxes, payroll and payroll taxes, insurance premiums, utilities, security deposits, other prepaid items and other items customarily prorated. To the extent possible, any prorations not determinable as of the Closing Date shall be prorated on the basis of the most current information available at Closing; provided, however, Parent and Partnership agree that, upon presentation, on or before the Adjustment Payment Date, of written confirmation of (i) a change in an estimated amount, or (ii) a determination of the amount of any proration that cannot be determined as of the Closing Date, such amount will be reflected in the payment(s) to be made pursuant to this Section 3(b) on or before the Adjustment Payment Date. To the extent any of the Existing Restaurants are operated under leases that provide for payment of rent based on a percentage of annual gross sales of such Existing Restaurant, such rent shall be calculated in accordance with the terms of the underlying lease and each of Parent and Partnership shall be responsible for its respective pro rata share of such percentage rent amount based on the amount of gross sales occurring during their respective period of ownership. Such adjustment shall take place on the date such payments are due under such underlying lease. Parent shall make such payments due to landlord and Partnership shall reimburse Parent for Partnership's share of such payments on receipt of invoice for such amounts due to Parent.
     (d)  Employees.  Partnership and Parent agree as follows:
          (i) Partnership's Responsibilities. Partnership shall offer employment, on substantially the same terms and conditions as currently in effect, to commence on and as of the Closing Date, to each employee of the Businesses as of the Closing Date (including, without limitation, any employee who is absent from work on the Closing Date on paid vacation or pursuant to any leave of absence authorized by Parent or required by law (hereinafter, all employees accepting employment with Partnership being referred to collectively as the "Transferred Employees")). Partnership agrees to give the Transferred Employees credit for their years of service with Parent for the purpose of determining any eligibility or vesting provisions that may be contained in employee plans provided to such Transferred Employees by Partnership in connection with their employment with Partnership. Partnership also agrees to give the Transferred Employees credit for all vacation and sick leave accrued during their employment with Parent and to provide, for the fiscal year ending June 6, 1998, the same vacation and sick leave benefits to all Transferred Employees as they would have been eligible to receive under the Parent's policies now in effect.
          (ii) Parent's Responsibilities. Parent agrees that, except as provided in Section 4(d)(i) above, Partnership shall not be subject to any liability with respect to, or resulting from the termination by Parent of any of its employees from, any profit sharing, 401(k), pension, stock option, vacation pay, sick pay, personal leave, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plan, agreement or commitment of Parent.
     The foregoing Section 4(d) does not, and shall not be deemed or construed to, create any right in, or confer any right on, any employee or any other third party.

5.  Conditions to Closing.

     (a) Conditions to Obligations of Partnership. All obligations of Partnership under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
          (i) The representations and warranties of Parent contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing as if made at the Closing.
          (ii) Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by or prior to or at the Closing.
          (iii) As of the Closing, no suit, action or other proceeding, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.
          (iv) Each consent or approval listed on Schedule II as required or necessary under contract or applicable law for the consummation of the transactions contemplated hereby shall have been obtained; provided, however, those certain consents or approvals identified on such Schedule II as being subject to deferral need not have been obtained on or before the Closing to the extent that Parent shall have made appropriate arrangements to secure to Partnership the practical and economic benefits of the agreements or other arrangements to which such consents or approvals relate.
          (v) The documents to be delivered by Parent at Closing pursuant to Section 4(a) shall have been executed and delivered.
          (vi) Partnership shall have received a certificate from Parent, dated the Closing Date and certifying in such detail as Partnership may reasonably request, that the conditions specified in Sections 5(a) hereof have been fulfilled.
     (b) Conditions to Obligations of Parent. All obligations of Parent under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent:
          (i) The representations and warranties of Partnership contained in this Agreement shall have been true on the date hereof in all material respects, and shall be true in all material respects as of the Closing if made at the Closing.
          (ii) Partnership shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
          (iii) As of the Closing, no suit, action or other proceedings, or any injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.
          (iv) Each consent or approval listed on Schedule II as required or necessary under contract or applicable law of the consummation of the transactions contemplated hereby shall have been obtained; provided, however, those certain consents or approvals identified on such Schedule II as being subject to deferral need not have been obtained on or before the Closing, to the extent that Parent shall have made appropriate arrangements to secure to Partnership the practical and economic benefits of the agreements or other arrangements to which such consents or approvals relate.
          (v) The documents to be delivered by Partnership at Closing pursuant to Section 5(a) shall have been executed and delivered.
          (vi) Parent shall have received a certificate from Partnership dated the Closing Date and certifying in such detail as Parent may reasonably request, that the conditions specified in Sections 5(b) hereof have been fulfilled and that all consents and approvals required or necessary to transfer to Partnership all licenses or permits held by Parent or the Businesses with respect to the sale or consumption of alcoholic beverages on the premises at which the Businesses are conducted have been obtained.

6.  Term and Termination.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a)  by mutual consent of Parent, Subsidiary and Partnership;
     (b) by Parent, Subsidiary or Partnership, if such terminating party is not otherwise in default in this Agreement and if the Closing shall not have occurred on or before March 31, 1998, or such other extended date, if any, mutually agreed to by the parties in writing; and
     (c) by either party if there has been a material breach of any representation, warranty, covenant or agreement by the other party that has not been cured or for which adequate assurance (reasonably acceptable to such terminating party) of cure has not been given, in either case within fifteen (15) business days following receipt of notice of such breach.
     If either party terminates this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made. Except for any liability for the breach of this Agreement, upon the termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and there shall be no further liability or the obligation on the part of Parent or Partnership hereunder or with respect hereto.

7.  Miscellaneous.

     (a) Mail Addressed to Parent. After the Closing Date, Partnership may open all mail addressed to Parent at the premises of the Businesses. Partnership shall promptly forward to Parent any mail that does not require Partnership's action.
     (b) Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
     (c) Transfer, Documentary and Other Taxes. Notwithstanding any other provision in this Agreement (including, without limitation, Section 2(b)), in addition to any taxes due in connection with the contribution of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement, Partnership shall pay all federal, state and local sales, use, documentary, transfer or other taxes or recording fees, if any, due as a result of the contribution of the Assets hereunder, whether imposed by law on Parent or Partnership, and Partnership shall indemnify, reimburse and hold harmless Parent in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required to be filed in connection therewith.
     (d) Entire Agreement. This Agreement, together with the Closing Documents, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, together with the Closing Documents.
     (e) Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Parent, Subsidiary and Partnership, but shall not be construed as conferring any other rights on any other person.
     (f) Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.
     (g) Construction. All headings contained in this Agreement are for convenience of reference only, and do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     (h) Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to and hereby are specifically made part of this Agreement.
     (i) Severability. Any provision of this Agreement that is invalid or enforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
     (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute one and the same instrument.
     (k) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Georgia.
     [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]


     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.
PARENT:

RUBY TUESDAY, INC.

By:    /s/ Daniel T. Cronk
Name:  Daniel T. Cronk
Title: Senior Vice President

SUBSIDIARY:

RT COLORADO, INC.

By:    /s/  Timothy P. Kaliher
Name:  Timothy P. Kaliher
Title: Vice President



PARTNERSHIP:

RT DENVER FRANCHISE, L.P.

By:  RT Colorado, Inc., General Partner


By:    /s/  Timothy P. Kaliher
Name:  Timothy P. Kaliher
Title: Vice President




LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule I                  Permitted Encumbrances
Schedule II                 Required Consents and Approvals
Schedule III                Legal Description of Owned Real Property


Exhibits

Exhibit A                   List of Restaurant Locations
Exhibit B                   Form of Note
Exhibit C                   Form of Bill of Sale
Exhibit D                   Form of Sublease
Exhibit E                   Form of Development Agreement
Exhibit F                   Form of Standard Operating Agreement
Exhibit G                   Form of Support Services Agreement


Schedule I
PERMITTED ENCUMBRANCES
1. Liens that are immaterial in character, amount or extent, and that do not materially affect the value, or do not materially interfere with the present use, of the Assets.
2.  UCC-1 Financing Statement:
[LIST APPLICABLE FINANCING STATEMENTS]

3.  The Second Mortgages


Schedule II
REQUIRED CONSENTS AND APPROVALS
1. All consents and approvals required or necessary to transfer to Partnership all licenses or permits currently held by Parent or the Businesses with respect to the sale or consumption of alcoholic beverages on the premises at which the Businesses are conducted.
2. All consents required or necessary from any third party (or third parties) with respect to the Sublease(s).
3.  All consents required by Parent's current lender(s).
4.  Approval by the Board of Directors of Parent.


Schedule III
LEGAL DESCRIPTION OF OWNED REAL PROPERTY





EXHIBIT A
(Contribution Agreement)

Existing Restaurants                            Owned or Leased
1.  Ruby Tuesday                                    Owned
    5525 Wadsworth Bypass
    Arvada, CO  80002

2.  Ruby Tuesday                                    Owned
    14100 East Iliff Avenue
    Aurora, CO  80014

3.  Ruby Tuesday                                    Leased
    Crossroads Mall
    1600 28th Street, Space 245
    Boulder, CO  80301

4.  Ruby Tuesday                                    Owned
    8880 East Arapahoe Crossing
    Englewood, CO  80112

5.  Ruby Tuesday                                    Owned
    110 Boardwalk Drive
    Ft. Collins, CO  80525

6.  Ruby Tuesday                                    Owned
    35 Springer Drive
    Highlands Ranch, CO  80126

7.  Ruby Tuesday                                    Leased
    8025 West Bowles Avenue
    Littleton, CO  80123

8.  Ruby Tuesday                                    Owned
    Centennial
    994 Dillon Road
    Louisville, CO  80027

9.  Ruby Tuesday                                    Leased
    4150 N. Freeway
    Pueblo, CO  81008

10. Ruby Tuesday                                    Leased
    Westminster Centre
    9280 Sheridan Boulevard
    Westminster, CO  80031